Exhibit 99.01
Form of
STOCK WITHHOLDING AGREEMENT
     This Agreement is made as of January 10, 2007 (the “Effective Date”) by and between Diamond Foods, Inc., a Delaware corporation (“Diamond”), and _________(“Employee”).
     WHEREAS, Employee was granted ___restricted shares of Diamond common stock (the “Restricted Shares”) on January 10, 2006 pursuant to Diamond’s 2005 Equity Incentive Plan (“EIP”).
     WHEREAS, ___of the Restricted Shares (the “Vested Shares”) vested on January 10, 2007 (the “Vest Date”), and based on the closing price of $___(the “Closing Price”) for Diamond common stock on the Vest Date, Employee recognized $___in ordinary income that is subject to federal and state taxes (“Applicable Taxes”).
     WHEREAS, pursuant to the EIP, Diamond and Employee may agree to cancel a number of the Vested Shares sufficient to cover all Applicable Taxes, based on the Closing Price for Diamond common stock on the Vest Date.
     NOW, THEREFORE, the parties agree as follows:
1.	Diamond and Employee agree to cancel ___of the Vested Shares (the “Cancelled Shares”). The product of (i) the Cancelled Shares and (ii) the Closing Price equals the aggregate Applicable Taxes.
2.	Employee agrees to deliver to Diamond on the Effective Date a stock certificate(s) representing a number of Vested Shares equal to or in excess of the number of Cancelled Shares, along with instructions regarding the issuance and delivery of a certificate (if any) representing Vested Shares in excess of the Cancelled Shares.
3.	Diamond agrees to transmit the Purchase Price to the tax authorities as set forth in Paragraph 4 below.
4.	Employee hereby instructs Diamond (i) to transmit $___to the U.S. Treasury as Federal income tax withholding and $___to the U.S. Treasury as required Medicare tax withholding, and (ii) to transmit $___to the State of California as California State tax withholding.
     IN WITNESS THEREOF, Diamond (by its duly authorized representative) and Employee have executed this Agreement as of the Effective Date.

DIAMOND INC.
By:
Stephen Kim
Vice President, General Counsel

EMPLOYEE
By:
[Name]